Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 10, 2025, with respect to the consolidated financial statements of SHF Holdings, Inc. for the year ended December 31, 2024, before the retrospective adjustment effects of 1-for-12 reverse stock split of the Company’s Class A Common Stock on September 30, 2026, as disclosed in Note 2 to the consolidated financial statements, included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/ Marcum LLP

Hartford, CT

November 13, 2026